Exhibit 99.3

To All E2open Employees,

This morning, you likely saw our press release communicating our intention to merge with Insight Venture Partners in a “go private” transaction. I wanted to take just a few minutes to explain why this is happening and what it means to all of us in advance of us meeting later this morning. I believe this will allow us to deliver greater value to our customers, employees, and partners while supporting our plans for growth and profitability.

E2open has agreed to partner with Insight Venture Partners, a leading global private equity and venture capital firm founded in 1995, in a transaction that will result in E2open becoming a privately held company. Insight Venture Partners has raised more than $9 billion, and invested in more than 200+ growth-stage enterprise software, internet and data-services companies. They have a great track record and have invested in many software companies such as BMC, Planview, New Relic, Medidata Solutions, and Procuri on the enterprise software side and Alibaba, Tumblr, Flipboard, Twitter on the consumer side. Insight has been wanting to partner with a leading Supply Chain Management software company for years and they view E2open as a strategic platform upon which to grow a very successful business.

As I have shared before, E2open is in a strong financial position. Our most recent quarter was one of the best in the history of the company. We continue to maintain a solid balance sheet with ample working capital on hand to invest in the continued success of our customers, partners and employees and we are now backed by a large, highly successful global private equity firm.

We evaluated many different alternatives with the best interests of our customers, employees and partners in mind. As a public company we believe that our ability to make the right long term decisions that would create lasting value for our customers was limited. Going private gives E2open added flexibility to better serve each and every one of our customers while executing on our long term growth strategy.

I know many of you will be asking how this will impact you personally. The short answer is, it won’t have any direct and immediate impact on your job, manager, organization or location. My team and I will remain intact running the company, with Insight providing guidance, oversight and support. Of course, we will still have financial and strategic goals, as always. However, this action will allow us to focus even more to make the moves that are necessary to accelerate our growth and profitability faster than we would be able to do if we remained a public company.

I am very excited and energized by this next step in the evolution of E2open and to continue to drive our next stage of growth with our tremendous team. Our product offering is strong and will get even stronger. Our customers can be confident that we are here to win and we are here for the long term with the support of a great sponsor who wants us to be the best we can be and will help all of us make that happen.

I am sure you have many questions, so we will all meet this morning at 9am for me to share more about the news and what comes next. In the meantime, we have provided a link below to additional information and employee FAQs to answer some of your questions.

Our future remains very bright.

Mark

Forward Looking Statements

This document contains certain statements which constitute forward-looking statements. These forward-looking statements include statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as E2open’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in E2open’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in E2open’s most recent annual report on Form 10-K, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Parent and Acquisition Sub, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by E2open. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect E2open’s expectations as of the date of this report. E2open undertakes no obligation to update the information provided herein, except as required by law.

Additional Information and Where to Find It

The tender offer for the outstanding shares of E2open, Inc. (“E2open”) described herein has not yet commenced. This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of E2open pursuant to the tender offer by Eagle Acquisition Sub, Corp. (“Acquisition Sub”), a wholly-owned subsidiary of Eagle Parent Holdings, LLC (“Parent”), or otherwise. Any offers to purchase or solicitations of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed with the U.S. Securities and Exchange Commission (“SEC”) by Parent and Acquisition Sub. In addition, E2open will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. E2open’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decision with respect to Acquisition Sub’s tender offer because they contain important information, including the terms and conditions of the offer. E2open’s stockholders may obtain copies of these documents (when they become available) for free at the SEC’s website at www.sec.gov.